UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 5, 2013.

ST. JUDE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota	1-12441	41-1276891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One St. Jude Medical Drive, St. Paul, MN		55117
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (651) 756-2000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Other Events.

On December 9, 2013, St. Jude Medical, Inc. (the “Company”) announced that its Board of Directors had authorized a share repurchase of up to $700 million of its outstanding common stock. The Company intends to commence the share repurchases in the near future through a 10b5-1 Trading Plan.

Prior to entering into the 10b5-1 Trading Plan, the Company is hereby reaffirming its fourth quarter and full year 2013 revenue by product category and adjusted earnings per share guidance. The revenue expectations (by product category) and earnings per share guidance can be found in Exhibit 99.1 to this report.

Item 2.05  Costs Associated With Exit or Disposal Activities.

In the third quarter of 2012, the Company announced restructuring actions associated with the realignment of its product divisions and to centralize certain support functions including information technology, human resources, legal, business development and certain marketing functions. In accordance with this realignment plan, throughout 2013 the Company has continued to streamline and centralize certain support functions, including its clinical functions. Related to these ongoing business restructuring efforts, the Company approved additional actions in the fourth quarter of 2013 and expects to incur total pre-tax charges of approximately $70 million to $90 million mostly in the fourth quarter of 2013, with some of these charges being incurred in the first half of 2014. The charges estimate is comprised of $25 million to $40 million of employee termination costs, including severance and other benefits, and $45 million to $50 million in asset write-downs and other costs. The Company estimates that approximately $55 million to $65 million of the charges will result in future cash expenditures.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits:

99.1            Revenue Expectations and Earnings Guidance

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. JUDE MEDICAL, INC.

Date: December 9, 2013	By:	/s/ Jason Zellers
Jason Zellers Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Revenue Expectations and Earnings Guidance